Filed Pursuant to Rule 433
Registration No. 333-180488

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES L

$2,500,000,000

2.600% SENIOR NOTES, DUE JANUARY 2019

FINAL TERM SHEET

Dated October 17, 2013

Issuer:	Bank of America Corporation
Ratings of this Series:	Baa2 (Moody’s)/A- (S&P)/A (Fitch)
Title of the Series:	2.600% Senior Notes, due January 2019
Aggregate Principal Amount Initially Being Issued:	$2,500,000,000
Issue Price:	99.983%
Trade Date:	October 17, 2013
Settlement Date:	October 22, 2013 (T+3)
Maturity Date:	January 15, 2019
Ranking:	Senior
Minimum Denominations:	$2,000 and multiples of $1,000 in excess of $2,000
Day Count Fraction:	30/360
Interest Rate:	2.600% per annum
Interest Payment Dates:	January 15 and July 15 of each year, beginning January 15, 2014, subject to following business day convention (unadjusted).
Interest Periods:	Semi-annual. The initial interest period will be the period from, and including, the Settlement Date to, but excluding, January 15, 2014, the initial Interest Payment Date. The subsequent interest periods will be the periods from and including, the applicable Interest Payment Date to, but excluding, the next Interest Payment Date or the Maturity Date, as applicable.
Treasury Benchmark:	5 year U.S. Treasury, due September 30, 2018
Treasury Yield:	1.324%
Treasury Benchmark Price:	100-07 3/4
Spread to Treasury Benchmark:	+128bps
Reoffer Yield:	2.604%
Optional Redemption:	None
Listing:	None
Lead Manager and Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Senior Co-Managers:	ABN AMRO Securities (USA) LLC, ANZ Securities, Inc., Barclays Capital Inc., BBVA Securities Inc., BMO Capital Markets Corp., Capital One Securities, Inc., Credit Agricole Securities (USA) Inc., Danske Markets Inc, Deutsche Bank Securities Inc., Fifth Third Securities, Inc., ING Financial Markets LLC, Mitsubishi UFJ Securities (USA), Inc., nabSecurities, LLC, RBS Securities Inc., Scotia Capital (USA) Inc., SG Americas Securities, LLC, UniCredit Capital Markets LLC
Junior Co-Managers:	Mischler Financial Group, Inc., Samuel A. Ramirez & Company, Inc.
CUSIP:	06051GEX3
ISIN:	US06051GEX34

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a pricing supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.